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                         [HALE AND DORR LLP LETTERHEAD]



                                                                     EXHIBIT 8.1






                                     , 2001



PerkinElmer, Inc.
45 William Street
Wellesley, MA  02481

Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of PerkinElmer, Inc., a Massachusetts corporation ("PerkinElmer"), relating to the merger (the "Merger") of Pablo Acquisition Corp., a Delaware corporation and wholly owned subsidiary of PerkinElmer ("Merger Sub"), with and into Packard BioScience Company, a Delaware corporation ("Packard BioScience"), pursuant to the Agreement and Plan of Merger by and among PerkinElmer, Merger Sub and Packard BioScience dated as of July 13, 2001 (the "Merger Agreement").

                  We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER -- Material United States Federal Income Tax Considerations" in the Registration Statement. In our opinion, provided that the Merger is undertaken pursuant to the terms of the Merger Agreement, such discussion, insofar as it describes the United States federal income tax consequences of the Merger, is accurate in all material respects.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), and we do not thereby deem ourselves experts within the meaning of Section 11 of the Securities Act.

                                        Very truly yours,